Exhibit 10.58

Terms And Conditions
for
Time and Materials Project,

Scope Of This Agreement:
• This is a Time and Materials Agreement
• This Agreement applies to Projects performed for US-based companies
• This Agreement  assumes that the following documents will be created as part of the Project:
o Project Requirements Document
o Design Verification Test Plan
To Complete This Agreement:
• Complete the information on this first page
• Confirm pricing in Exhibit A
• Client signature

Effective Date:	1/6/2010
Spectrum:

Spectrum Design Solutions, Inc.
110 N 5th St. Floor 3
Minneapolis, MN 55403
Attention: General Manager, Spectrum Services
Telephone: (612) 435-0789
Facsimile: (612) 435-0736
A wholly owned subsidiary of Digi International Inc.

Client:
Location Based Technologies, Inc.
Client Name

Address of Principal Office

38 Discovery, Suite 150

Irvine, CA 92618 - 3127
City, State, Zip

Client is a (choose one)
☐ Corporation
☐ LLC
☐ Partnership
☐ Other: _____________________________
formed under the laws of ___________________

Contact:
Name Joseph Scalisi	Mailing Address, if different from Principal Office
Phone
888-600-1044
Email
joseph@pocketfinder.com

1.	Definitions.
a.	“Project” shall mean the services performed for and Deliverables to be received by Client.
b.	“Project Documents” shall mean the set of documents defining the Project and the respective rights and obligations of the Parties. The Project Documents may contain some or all of the following:
i.	“Agreement” – this Terms and Conditions document, along with any Exhibits and Attachments
ii.	“Project Plan” – a written Plan describing the separate phases of the Project
iii.	“PRD” – the Product Requirements Document that is delivered as part of Phase 1 of the Project
iv.	“DVT” -- the Design Verification Test plan that is delivered as part of Phase 1 of the Project
v.	“VOR” – a Variation Order Request, which is a written request for modifications to the Project, as required by changes in assumptions or requirements.
vi.	“MOR” – Materials Order Request
c.	“Deliverables” shall mean the items, reports and information to be delivered to the Client, as defined in the Project Documents.
d.	“Project Costs” shall consist of labor costs, non-labor expenses and materials costs.
e.	“Party” or “Parties” shall refer to Spectrum and Client, either individually or collectively, as the context requires.

2.	Project Initiation, Documentation, Variation
a.	By its signature below, Client authorizes Spectrum to begin the Project.
b.
During Phase 1 of the Project, Spectrum will produce a PRD and a DVT.  Once Client has accepted the PRD and DVT, those documents will define the Deliverables and the acceptance process for the Deliverables.

c.
Client may cancel a project or any phase of a project or put it on hold with a written notice to Spectrum.  After receipt of notice, Spectrum will discontinue work on the project and will only engage in such work as is necessary to close the project or phase.

3.	Pricing and Payment Terms.
a.	The Project labor costs are specified in Exhibit A or, otherwise, in a written document.
b.	This is a Time and Materials contract. This means that Spectrum will perform work on an hourly rate basis for engineering services. Any needed materials will be handled as set forth in Section 3.e.
c.
Estimates provided by Spectrum are just that, estimates.  Of necessity, estimates require that certain assumptions be made.  For instance, one assumption normally made is that the Client will provide needed data in a timely manner and that data will be accurate.  If any assumptions turn out to be wrong the resulting estimate may very well be wrong as well.  Even if assumptions are correct, the work may turn out to be more or less complex than originally thought.   Spectrum will use its best judgment in providing estimates but the parties acknowledge that Spectrum will be reimbursed for the total number of hours for which it provides services, whether that is more or less than or exactly as estimated.

d.
The scope, structure, and any estimated costs are based on Spectrum’s understanding of the Project requirements as communicated by the Client.  If requirements or assumptions change, Spectrum will provide the Client with written recommendations for Project changes in the form of a VOR.  Spectrum will only proceed with major changes after Client has approved the appropriate VOR.  A Major Change is a variation in the Project requirements that is estimated by Spectrum to require more than eight hours of additional work.  If the variation in Project requirements requires the services of more than one person, the eight-hour threshold applies to the aggregated amount of estimated additional work.  A Minor Change shall be a variation in the Project requirements that is not a Major Change.  Minor changes do not require a VOR.

e.
Spectrum will notify Client in writing when it reaches or is about to reach the most current estimate for the work being performed.  It will also provide a new estimate to complete the work.  Spectrum may then, at its option, suspend work until Client provides written authorization to proceed in accordance with the new estimate.

f.
Project non-labor expenses and materials costs (“Non-labor Costs”) not otherwise set out in a Project Document must be pre-approved by Client and are an added expense.  Non-labor Costs will be billed at cost plus 15%.  Items that may be included in Non-labor Costs are travel expenses, third-party testing fees, fabrication expenses, certification expenses, hardware and materials.  Any required materials purchase over five thousand ($5000.00) dollars will be invoiced immediately.

g.
Project Costs are exclusive of all federal, state, municipal or other government, excise, sales, use, occupational, or like taxes or customs, except for taxes on Spectrum’s net income.  Client agrees to pay any tax Spectrum may be required to collect or pay now or at any time in the future which are imposed upon the sale or delivery of the services provided.

h.
Client may request credit terms.  If credit is approved on Client’s account, Spectrum will issue monthly progress billings with terms as indicated in the credit approval letter.  Client’s account may not exceed the credit or payment terms.  Overdue invoices are subject to expenses of collection, if any, and a finance charge of the lower of:

i.	1.5% per month on any past-due balance, calculated per-diem, simple interest; or
ii.	the maximum permitted by law,
i.
Unless otherwise agreed to by Spectrum and prior to Spectrum initiating the Project, Client will tender payment equal to the estimated Project Costs for the first month of the Project. This down payment will apply to the final installments of progress billing.

j.	Accounts that are past due may be placed on hold and internal resources reallocated.
k.
If no credit is requested or credit approval has not occurred, Client will make periodic estimated advance payments in amounts set by Spectrum.  The estimated advance payment and the payment of any outstanding balance on Client’s account must be received in order for work on the Project to proceed.  Project Costs will be charged against the Client’s account as they accrue.  A statement of Client’s account and Project Costs charged against it will be sent periodically or will be available upon reasonable request.

l.
Accounts that exceed the credit terms or fail to maintain a positive balance will immediately be placed on hold and internal resources will be reallocated until the account is paid.  If internal resources are reallocated due to lack of funds or a past-due account balance, Spectrum cannot guarantee the date when internal resources will be available for allocation to the Project and any Project time estimates will be deemed withdrawn.

m.	If Client terminates or suspends the Project, Client agrees to pay Spectrum for accrued Project Costs and for additional Project Costs incurred in terminating or suspending the Project.
n.	Spectrum will send final billings or a final statement immediately upon conclusion of the Project. Credit balances remaining in Client’s account after final payment will be refunded.

4.	Deliverables, Testing And Acceptance.
a.
Project Deliverables will be tested by Spectrum and Client according to the DVT.  If a Deliverable fails to pass a DVT requirement, the Deliverable will be revised and then retested.  The process of revision and retesting will continue iteratively until the Deliverable passes the applicable requirements.  Once a Deliverable passes the requirements of the DVT, it is deemed accepted.

b.	When the Project is concluded, terminated or suspended and full Payment has been received by Spectrum, Spectrum will deliver to Client:
i.	any remaining Deliverables;
ii.	unused project materials purchased by Spectrum for the Project; and
iii.	source code files.
c.	Executables that are delivered during the course of the Project and prior to full payment of Project Costs may be trial versions only and may function only during the trial period.

5.	Intellectual Property Rights.
a.
In connection with its performance of the Project, Spectrum may use certain tools, utilities, modules, techniques, processes, knowledge, data, code or other materials that Spectrum developed (or had developed) independently of any work on the Project (collectively, “Spectrum Technology”).  As between Spectrum and Client, Spectrum will retain sole and exclusive ownership of all Spectrum Technology, including all Intellectual Property Rights therein.

b.
In connection with its performance of the Project, Spectrum may produce software, Source Code, Object Code, or a set of Schematics that (a) implements hardware-level functionality or (b) consists of intermediate–level or low-level technology building blocks that provide basic functionality and consist of routines that may be used in different contexts and that are not unique to the deliverable and which shall remain the property Spectrum (“Intermediate Code”).

c.
Unless otherwise specified in the Project Documents, to the extent that Spectrum incorporates any Spectrum Technology or Intermediate Code into the Deliverables, Spectrum hereby grants to Client a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide license to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit such Spectrum Technology and Intermediate Code in conjunction with Client’s commercial utilization of the Deliverables.

d.
Excluding Spectrum Technology, Intermediate Code and any third party materials and information, all developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Spectrum, solely or in collaboration with Client, that are created in connection with the Project shall be considered Project “Inventions”. An example of an Invention is the PCB layout for the project.  Once Spectrum receives full payment of all Project Costs associated with the Project phase in which an Invention was included as part of the Deliverable, that Invention will become the sole property of the Client.  Prior to receipt of payment, as described in the preceding sentence, any Project Inventions remain the sole property of Spectrum.

6.	Confidentiality.
a.
Exhibit B (“Protection Of Proprietary Information”) is incorporated herein. In the event a separate agreement that protects the confidentiality of a Party’s Proprietary Information exists and is in effect, the terms of that separate agreement will control over Exhibit B.

b.
Spectrum does not consider the fact that it is doing work for the Client in and of itself to be confidential unless otherwise instructed by the Client.  If the Client does consider its relationship with Spectrum confidential, and so notifies Spectrum in writing, Spectrum will only disclose such information with prior approval of the Client.

c.
Spectrum’s viability in the marketplace is dependent upon the presentation of past work performed.  To that end, Spectrum may make public a general description regarding its work for Client as an example of Spectrum’s value to the marketplace, once approved by Client.

7.
Indemnification.  Client shall defend, indemnify and hold harmless Spectrum and its affiliated or controlling companies, and each of their respective directors, officers, employees, agents, or customers, from and against any and all claims, losses, damages, costs, (including legal fees and other litigation expenses), penalties, liabilities, judgments, amounts paid in settlement, fines and expenses arising out of or in connection with any claim against Spectrum that relate to work performed or actions taken in reliance on or conformity with information, documents, intellectual property, designs, specifications or instructions provided by Client.

8.
Warranty and Limitation of Liability.  Spectrum warrants that it shall perform the Project in a workmanlike manner, customary in the industry.  Spectrum warrants that any hardware produced in conjunction with the Services rendered will perform to generally accepted industry standards.  THIS IS THE ONLY WARRANTY APPLICABLE TO THE WORK HEREUNDER.  ANY OTHER WARRANTIES OR REPRESENTATIONS EXPRESS, IMPLIED OR STATUTORY; INCLUDING, WITHOUT LIMITATION, WARRANTIES OF QUALITY, PERFORMANCE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED TO THE FULLEST EXTENT ALLOWED BY LAW.  SPECTRUM DOES NOT WARRANT THAT THE PROJECT DELIVERABLES WILL MEET CUSTOMER NEEDS OR BE FREE FROM ERRORS.  THE FOREGOING EXCLUSIONS AND DISCLAIMERS ARE AN ESSENTIAL PART OF THIS AGREEMENT AND FORM THE BASIS FOR DETERMINING THE PRICE CHARGED FOR THE SERVICES.  IN NO EVENT SHALL SPECTRUM BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING LOST REVENUE OR PROFITS.  SPECTRUM’S TOTAL LIABILITY HEREUNDER REGARDLESS OF THE FORUM OR FORM OF ACTION WILL NOT EXCEED THE TOTAL AMOUNT PAID BY CLIENT UNDER THIS AGREEMENT.

9.	Employee Solicitation.
a.
Client recognizes that Spectrum has a substantial investment in its employees and design service subcontractors. Client agrees that it will not, except as set forth in this Agreement, solicit for employment Spectrum employees or design service subcontractors for a period of two years after completion of the Project.

b.
Spectrum recognizes that Client has a substantial investment in its employees. Spectrum agrees that it will not, except for activities related to this Agreement, solicit for employment Client employees for a period of two years after completion of the Project.

10.	Governing Law and Resolution of Disputes.
a.
This Agreement shall be governed by the laws of Minnesota without regard to Minnesota’s conflict of laws rules.  The application of the UN Convention on Contracts for the International Sale of Goods is specifically excluded.

b.
In any proceeding or action brought by one of the Parties to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to be reimbursed by the other Party for its reasonable attorney fees and other legal costs, in addition to other relief to which that Party may be entitled.

11.	General Provisions:
a.
Assignment.  Except as stated in Section 5, Party may not sell, assign or delegate any rights or obligations under this Agreement to a third party, unless the entity receiving the assignment owns a controlling interest in the assigning Party.

b.
Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements between the Parties regarding the subject matter herein. Any modifications or additions to this Agreement must be in writing and signed by both Parties.

c.	Headings. Headings used in this Agreement are for reference only and shall not be considered when interpreting this Agreement.
d.
Impossibility of Performance.  With the exception of a requirement to make a payment, neither Party shall be liable for any damages or penalty for delay or for any other failure to perform in accordance with the terms and conditions of this Agreement if such delay or failure to perform is made impossible, in whole or in part, due to factors beyond the Party’s reasonable control, including, but not limited to, a) natural events, b) acts of government or c) acts of third parties, including criminal acts, civil unrest, labor disputes, transport and delivery disruption, supply chain disruptions, cybercrimes or terrorism.

e.	Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given:
i.	When delivered, if delivered personally;
ii.	When sent, if transmitted via facsimile (with receipt of confirmation of complete transmission) to the Party at the Party's facsimile number listed in this Agreement;
iii.	When sent, if transmitted via email with a copy of the transmission to the other Party’s email address;

iv.	When received, if sent by commercial service that provides tracking and confirmation of receipt;
v.	Three business days after posting with the US Postal Service, registered or certified mail (return receipt requested), for delivery within the United States;
vi.	Seven business days after posting with the US Postal Service, registered or certified mail (return receipt requested), for delivery outside the United States;
f.	Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

Thank you for the opportunity to work with your company.  Please sign below to indicate your acceptance of the terms in this Agreement.

Spectrum Design Solutions

_______________________________________________________
Rodney P. Landers
VP of Technical Sales

Project Authorization

Estimated Cost of Development

Phase I Labor Fees	$N/A
Phase II Labor Fees	$184K
Phase III Labor Fees	$103K
Phase IV Labor Fees	$31K
Phase IV Labor Fees	$6K

No materials have been included in this estimate.  Any materials purchases to be made by Spectrum will require a signed MOR and/or VOR by Client.

On behalf of Client,
The terms and conditions in this Agreement are acknowledge and accepted, and Spectrum is authorized to perform the Project.

Signature

Printed Name

Title

Date

Exhibit A: Project Labor Costs

Technicians

Electrical Tech	$80.00/hr

Senior PCB Designer	$85.00/hr

Standard Engineers

Associate Engineer/Designer	$90.00/hr

Engineer/Designer	$105.00/hr

Senior Engineer/Designer	$125.00/hr

Wireless Engineers

Associate Wireless Engineer	$115.00/hr

Wireless Engineer	$130.00/hr

Senior Wireless Engineer	$150.00/hr

ASIC Engineers

Associate ASIC Design Engineer	$115.00/hr

ASIC Design Engineer	$130.00/hr

Senior ASIC Design Engineer	$150.00/hr

Project Management

Project Coordinator	$50.00/hr

Project Manager	$125.00/hr

Exhibit B
Protection Of Proprietary Information

In order to protect Proprietary Information, the Parties agree that:
1.
For purposes of this Exhibit, “Agreement” shall refer to the document to which this Exhibit is attached. If any provision in this Exhibit conflicts with the express provisions of the Agreement, the Agreement will control.

2.
Notwithstanding expiration of the Agreement, all Proprietary Information (as defined below) disclosed by a Party prior to expiration shall be treated in accordance with the terms of this Exhibit for so long as it is maintained in Proprietary Information status.

3.
Proprietary Information (as defined below) may be used by the receiving Party for the purpose of performing and completing the Project. Proprietary Information includes any and all current and future product information, business information, identity of current or future business partners, technical or financial information including but not limited to software source code, reports, plans, documents, drawings, inventions, and proposals (a) disclosed in tangible form clearly labeled or identified in writing as “confidential”, “proprietary” or words of similar meaning at the time of disclosure or (b) disclosed in non-tangible form , identified as “confidential” or “proprietary” or  words of similar meaning at the time of disclosure, and summarized in a writing, designated as “confidential”, “proprietary” or words of similar meaning, and delivered to the other Party within thirty (30) days after disclosure.

4.
Unless otherwise stated in the Agreement, Proprietary Information disclosed hereunder remains the property of the disclosing Party. Promptly after receipt of a written request from the disclosing Party, the receiving Party shall return all documents comprising Proprietary Information to the disclosing Party. All Proprietary Information is provided “AS IS” without warranty of any kind.  Neither Party is obligated to disclose or receive Proprietary Information.

5.
This Agreement imposes no obligation upon a receiving Party with respect to Proprietary Information which (a) was in the possession of, or was known by, the receiving Party prior to its receipt from the disclosing Party, without an obligation to maintain its confidentiality; or (b) is or becomes publicly available through no fault of the receiving Party; or (c) is rightfully received by the receiving Party from a third Party without a duty of confidentiality; or (d) is disclosed by the disclosing Party to a third Party without a duty of confidentiality by the third Party; or  (e) is independently developed by the receiving Party without a breach of this Agreement; or becomes available to the receiving Party without a breach of this Agreement; or (f) is disclosed by the receiving Party with the disclosing Party’s prior written approval.  If a receiving Party is required by a government body or court of law to disclose Proprietary Information, the receiving Party agrees to give the disclosing Party prompt written notice sufficient to permit the disclosing Party to contest the disclosure or seek a protective order.

6.
A receiving Party shall protect Proprietary Information by using the same degree of care, but no less than a reasonable degree of care, as it uses to protect its own similar Proprietary Information and to prevent (a) any use not authorized herein, (b) dissemination to any employee without a need to know, (c) communication to any third party or (d) publication.

7.
Neither Party will be precluded from independently developing technology or pursuing business opportunities similar to those covered by this Agreement, as long as it does no without using the Proprietary Information of the other Party.

8.	Each disclosing Party warrants that it has the right to disclose the Proprietary Information it discloses hereunder.
9.
A receiving Party will adhere to all applicable laws and regulations of the U.S. Export Administration and will not export or re-export any technical data or products received from a disclosing Party to any proscribed person or country listed in the U.S. Export Administration regulations unless properly authorized by the U.S. Government.